EXHIBIT 99.1

Inuvo, Inc. Announces Preliminary Unaudited Revenue of $5.1 Million for August 2012

New York, NY – September 06, 2012 - Inuvo, Inc. (NYSE MKT: INUV) (the "Company" or "Inuvo"), an Internet marketing and technology company specialized in marketing browser-based consumer applications, managing networks of website publishers and operating specialty websites, today announced that the company reported $5.1 million in preliminary unaudited revenue for August 2012.  This represents an increase of over 10% compared to the previously announced $4.6 million of preliminary unaudited revenue for July 2012.

“Inuvo’s growth in revenue and gross margins in the last two months, provides evidence that our strategic initiatives are gaining traction,” stated Peter Corrao, Chief Executive Officer of Inuvo.  “The increased revenue is a result of expansion of  our alOt live user base and search queries within Tier 1 markets and the progress made in our local owned and operated publisher website initiatives."

The Company does not anticipate continuing to report preliminary unaudited monthly revenue and will provide additional financial information when Q3 2012 financial results are available..”

About Inuvo, Inc.
Inuvo®, Inc. (NYSE Amex: INUV), is an Internet marketing and technology company specialized in marketing browser-based consumer applications, managing networks of website publishers and operating specialty websites. To learn more about Inuvo, please visit www.inuvo.com.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of the Company's preliminary unaudited revenue for July 2012 and August 2012.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to: the strategy, markets, synergies, costs, efficiencies, and other anticipated financial impacts of the proposed transaction; the combined company’s plans, objectives, expectations, intentions with respect to future operations, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional key risks are described in the filings made by Inuvo with the U.S. Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011 and most recent Form 10-Q.

Contact:

Alliance Advisors, LLC
Alan Sheinwald, 914-669-0222
President
asheinwald@allianceadvisors.net

Inuvo, Inc.
Wally Ruiz, 212-231-2000 Ext. 160
Chief Financial Officer
wallace.ruiz@inuvo.com